EXHIBIT 10.1

The Cooper Companies, Inc.

20       Long-Term Performance Share Award Agreement

[Participant Name]

Congratulations on your selection as a Participant in the Performance Share Program (“Program”) governed by The Cooper Companies, Inc. 2007 Long-Term Incentive Plan (the “Plan”). This Award Agreement and the Plan together govern your rights under the Program and set forth all of the conditions and limitations affecting such rights. Terms used in this Award Agreement that are defined in the Plan shall have the meanings given them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall govern. For purposes of this Agreement, the “Company” means The Cooper Companies, Inc., its Affiliates and/or its Subsidiaries. This Award Agreement evidences the grant of shares of the Company’s common stock based on performance (the “Performance Shares”)

Overview of Your Performance Shares

1.	Target Number of Performance Shares: [# of shares] (the “Target Performance Shares”)

2.	Date of Grant: [grant date]

3.	Performance Cycle. The Performance Cycle commences on the Date of Grant, and ends on October 31, 2011.

4.	Performance Measure: Reported EPS as of October 31, 2011.

5.	Amount of Award Earned. The amount of Performance Shares earned by you as the Participant under this Award Agreement shall be equal to the Target multiplied by the earned percent of Performance Shares granted, determined in accordance with the following schedule as certified by the Organization and Compensation Committee of the Board of Directors of the Company (the “Committee”):

Performance Level	Performance Measure	Payout (% of the Target)	Performance Shares Earned
Outstanding	>$3.44	150%	[# of shares]
Target	$3.18 to < $3.44	100%	[# of shares]
Threshold	$2.93 to <$3.18	50%	[# of shares]
Below Threshold	<$2.93	0%	0

6.

Revision of Performance Measures. The Performance Measures set forth in this Award Agreement may be modified by the Committee during, and after the end of, the Performance Cycle to reflect Extraordinary Items that occur during the Performance Cycle; provided, however, that if the Participant is or will be a Covered Employee for purposes of Code Section 162(m), then such modification can be undertaken only in a manner consistent with the requirements of Section 162(m) and the regulations under that section of the Code. For this purpose “Extraordinary Items” means one or more of the following occurring during the Performance Cycle: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles (“GAAP”); (ix) items attributable to any stock dividend, stock split, combination or exchange of shares; or (x) any other non-recurring items of significant income or expense; (xi) items relating to unusual or extraordinary corporate transactions, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws.

7.	Settlement of Award. Subject to the provisions of Section 12, at the time specified in Section 8, the Company shall deliver to you one share of common stock for each Performance Share determined by the Committee to have been earned by you, in accordance with the provisions of Section 5, or, in the alternative at the sole discretion of the Company, the Company shall deliver to you the cash value of each Performance Share earned by you. If the Company delivers the cash value of Performance Shares earned by you, such cash value shall be determined based on the average closing price of the common stock for the five trading days prior to the Delivery Date (as defined in Section 13 below). Any fractional Shares of common stock for Performance Shares payable to you in accordance with this Section shall be rounded up to the nearest whole share of common stock. No Performance Shares shall be considered earned under this Agreement unless and until the Committee certifies the achievement of the Performance Measure and the level of achievement.

8.	Time of Payment. Except as otherwise provided in this Award Agreement or elected by the Participant under Section 13, payment in cash or Shares of common stock earned pursuant to this Award Agreement, will be made between January 1, 20 and March 15, 20 (the “Payment Date”), after the Committee has certified the achievement of the Performance Measures. You shall have no right to a share of common stock unless and until issued by the Company. The Company shall issue the shares of common stock in book form, unless you request in writing that the shares be issued in certificate form.

9.	Eligibility for Earned Performance Shares. Except as otherwise agreed in writing by the Company and you, you will be eligible for payment of earned Performance Shares, as specified in Section 7, only if your services for the Company, its Affiliates and Subsidiaries:

(a)	Continues through the Payment Date;

(b)	Is terminated due to death prior to the Payment Date;

(c)	Is terminated due to disability prior to the Payment Date; or

(d)	Is terminated due to Retirement prior to the Payment Date.

If your termination date due to disability, death or Retirement occurs during the Performance Cycle, you shall be eligible only for a fraction of the number of Performance Shares earned under Section 5. The fraction will be determined using a numerator equal to the number of complete calendar months that have elapsed since the beginning of the Performance Cycle and a denominator equal to the length of the Performance Cycle. Your month of termination will be considered a complete month if your date of death, disability or Retirement occurs on or after the 15th day of that month. If the proration results in a fractional number of shares, the number will be rounded up to the nearest whole number. All Performance Shares that are not earned as a result of your death, disability or Retirement shall be forfeited to the Company. In the event of your death, your beneficiary or estate shall be entitled to the Performance Shares to which you otherwise would have been entitled under the same conditions as would have been applicable to you.

“Retirement” means a Normal or Early Retirement as defined in the Plan.

All Performance Shares earned under Section 9(b) through 9(d) shall be paid at the time provided in Section 8.

10.	Effect of a Change in Control. In the event of a Change in Control, during the first 18 months of the Performance Cycle 100% of the Target Performance Shares shall be immediately issued to the Participant as restricted stock subject to the restrictions contained in this Section 10. In the event of a Change in Control during the last 18 months of the Performance Cycle 150% of the Target Performance Shares shall be immediately issued to the Participant as restricted stock subject to the restrictions contained in this Section 10. All shares deliverable under this Section 10 shall not be transferable in accordance with the provisions of Section 13 unless and until they become vested and non-forfeitable. The shares shall become vested and non-forfeitable upon the earlier of (i) October 31, 20__, (ii) death, (iii) disability, (ii) termination of the Participant’s services by the Company (or an Affiliate or Subsidiary as applicable) for any reason other than Cause, or by the Participant for Good Reason within 12 months following the Change in Control. Unless otherwise vested, the shares deliverable under this Section 10 shall be forfeited upon the Participant’s termination of services. Until vested the shares shall be held by the Company in escrow and shall contain such legends as the Committee shall deem desirable. Except as otherwise provided in this Agreement, the Participant shall have all rights as a shareholder with respect to such shares. Until vested, the Participant shall have no right to vote the shares, and the Company shall hold all dividends paid on the shares, without interest thereon. The Company shall pay the Participant all retained dividends within 30 days following the date the shares vest. The Committee in its sole discretion may accelerate vesting on any restricted stock, or may in connection with the Change in Control make payment in cash (as provided for in Section 7).

The following definitions shall apply for purposes of this Section 10:

A. “Cause” means (i) the Participant’s conviction of, or plea of nolo contendre to, a felony or (ii) gross misconduct injurious to the Company and/or any of its subsidiaries, as determined in good faith by the Board, and which has not been remedied by the Participant within ten days after written notice thereof to the Participant by the Board.

Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for “Cause” under (ii) above unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant's counsel (if the Participant chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Participant had committed an act constituting “Cause” and specifying the particulars thereof in detail. Nothing herein will limit the right of the Participant or his beneficiaries to contest the validity or propriety of any such determination.

B. “Change in Control” means the occurrence of any of the following events:

(i) The acquisition by any one person or more than one person action as a group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of 50% or more of the combined voting power of the then outstanding voting securities of the Company (“Voting Stock”) as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a Person is considered either to own more than 50% of the Voting Stock, and such Person acquires additional equity securities of the Company, the acquisition of additional equity securities by such Person shall not be considered to cause a Change in Control; or

(ii) The acquisition by a Person of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be a Change in Control when such transfer is made to an entity that is controlled by the holders of the Company’s Voting Securities, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

Notwithstanding the foregoing, the following acquisitions shall not constitute a Change in Control: (i) an acquisition by the Company or entity controlled by the Company, or (ii) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

C. “Good Reason” means that the Participant (without the Participant’s written consent):

(i) Has, except in connection with termination of employment for Cause or due to death or disability, suffered a material and substantial diminution in the Participant’s job responsibilities as in effect immediately prior to the public announcement of the Change in Control, excluding for this purpose an isolated and inadvertent action by the Company or a successor entity not taken in bad faith and which is remedied by the Company or successor entity within ten days after receipt of notice thereof given by the Participant and further provided that neither mere changes in title and/or reporting relationship nor reassignment following a Change in Control to a position that is similar to the position held immediately prior to the Change in Control shall constitute a material and substantial diminution in job responsibilities.

(ii) Has incurred one or more material reductions in his or her annual base salary; or

(iii) Has been notified that his or her principal place of work will be relocated to a new location that is 35 miles or more from the Participant 's principal work location as of immediately before the Change in Control.

Before “Good Reason” has been deemed to have occurred, the Participant must give the Company written notice detailing why the Participant believes a Good Reason event has occurred and such notice must be provided to the Company within sixty days of the initial occurrence of such alleged Good Reason event(s). The Company shall then have thirty days after its receipt of written notice to cure the items cited in the written notice so that “Good Reason” will have not formally occurred with respect to the event(s) in question.

11.	Termination of Employment for Other Reasons. If your employment with the Company terminates during the Performance Cycle, for any reason other than those reasons set forth in Section 9, paragraphs (b) through (d) or a termination as provided under Section 10 resulting in vesting, this entire Award shall forfeit and no payment shall be made to you.

12.	Clawback. (a) If during the Performance Cycle or at anytime within twenty-four (24) months following the Payment Date there is a financial restatement that would cause the Award calculated under Section 5 not to have been earned, then (i) all Performance Shares (whether or not earned) shall be forfeited, and (ii) the Participant agrees to return to the Company the after-tax amount of any cash or shares of common stock paid pursuant to this Award Agreement which he or she still holds, or if the Participant has sold any shares of common stock paid pursuant to this Award Agreement, the after-tax proceeds of the sale of such shares. The Company has the right to offset any payments due to it under this Section 12 against any other compensation owed or payable to the Participant.

(b) If during the Performance Cycle or at anytime within twenty-four (24) months following the Payment Date, the Participant has breached a material covenant applicable to the Participant's employment or termination, such as confidentiality, non-solicitation or non-disparagement obligations, then (i) all Performance Shares (whether or not earned) shall be forfeited, and (ii) the Participant agrees to return to the Company the number of shares of Performance Shares still held, plus the value of any Performance Shares withheld for taxes, and the value of any proceeds received (without regard to taxes paid) upon sale or other disposition of any of the Performance Shares.

13.	Deferral Election. The Participant may irrevocably elect at the time he/she accepts this Award Agreement to have the amounts otherwise earned and payable under this Award Agreement paid and delivered either on the Payment Date, or the fifth business day of January 20 (such elected date being the “Delivery Date”). Notwithstanding any election by the Participant under this Section 13, shares of common stock will be delivered as provided under Section 10 in the event of a Change in Control. If the Participant fails to complete an election or any such election is unclear, then the Delivery Date shall be the Payment Date.

14.	Nontransferability. During the Performance Cycle, Performance Shares awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Performance Shares is made, or if any attachment, execution, garnishment or lien is issued against or placed upon the Performance Shares, your right to such Performance Shares shall be immediately forfeited to the Company, and this Award Agreement shall lapse. Notwithstanding the foregoing, Performance Shares may be transferred to, exercised by and paid to a trust in which the Participant has a fifty percent or more interest or a foundation which the Participant controls the management of the assets, provided that (i) the Participant receives no consideration for such transfer, and (ii) the transferee receives the Performance Shares subject to the same restrictions imposed upon the transferor (including restrictions on forfeiture) and pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receives evidence satisfactory to it that the trust is and shall remain under the control of the Participant and that the transfer is being made for estate and/or tax planning purposes and on a basis consistent with the Company’s lawful issue of securities.

15.	Requirements of Law. The granting of Performance Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.	Inability to Obtain Authorization. The inability of the Company to obtain, from any regulatory body having jurisdiction, such authority as is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of common stock under this Award Agreement, shall relieve the Company of any liability with respect to the failure to issue or sell the shares of common stock as to which the requisite authority has not been obtained.

17.	Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to the Company, an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.

18.	Share Withholding. With respect to withholding required upon any other taxable event arising as a result of Awards granted under this Award Agreement, you may elect, subject to the approval of the Compensation Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold a whole number of shares of common stock otherwise deliverable under this Agreement having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be withheld on the transaction. All such elections shall be irrevocable, made in writing and signed, and shall be subject to any restrictions or limitations that the Compensation Committee, in its sole discretion, deems appropriate. Notwithstanding the foregoing, if you have not made an election regarding withholding and withholding would be required during a period in which you are restricted from trading in the Company’s common stock by reason of any federal or state securities laws, or any policy of the Company, then the Company will satisfy the withholding requirement by automatically withholding a whole number of shares of common stock otherwise deliverable having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory tax required to withheld. .

19.	Administration. This Award Agreement and your rights under it are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Compensation Committee may adopt for administration of the Plan. You understand that the Compensation Committee is authorized to administer and construe, and make all determinations necessary or appropriate to the administration of, the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

20.

No Right to Future Grants; No Right of Employment or Continued Employment; Extraordinary Item. In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant is voluntary and occasional and does not create any contractual or other right to receive future grants; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company and that is outside the scope of your employment contract, if any; (f) except as otherwise agreed in writing between you and the Company, the grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) if you are an employee of an Affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is your employer; (h) this grant shall not confer upon you any right to continuation of employment by the Company, nor shall this grant interfere in any way with the Company’s right to terminate your employment at any time; (i) the future value of the underlying shares is unknown and cannot be predicted with certainty; (j) notwithstanding any terms or conditions of the Plan to the contrary and except as otherwise agreed in writing between you and the Company, in the event of involuntary termination of your employment, your right to receive shares of common stock under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under any federal, state, provincial, or local law (including but not limited to the Worker Adjustment and Retraining Notification Act).

21.	Amendment to the Plan. The Compensation Committee may terminate, amend or modify the Plan; provided, however, that no such termination, amendment or modification of the Plan may in any way adversely affect your rights under this Award Agreement without your written approval.

22.	Successor. All obligations of the Company under the Plan and this Award Agreement with respect to the Performance Shares shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

23.	Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Delaware.

24.	Severability. The provisions of this Award Agreement are severable and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

25.	Effect of Failure to Sign. If you do not sign and return the attached Performance Share Program Award Acknowledgement to the Legal Department by [date one month from grant date], then this Award Agreement and the Performance Shares it conveys shall be forfeited, null and void.

Performance Share Program Award Acknowledgement

Please acknowledge your agreement to participate in the Plan, receive Performance Shares under the 20     Long-Term Performance Share Award Agreement, and to abide by all of the governing terms and provisions, by signing the following acknowledgement and agreement and returning it to the Legal Department by [date one month from grant date].

Agreement to Participate

By signing this Acknowledgement and returning it to the Legal Department, I acknowledge that I have read the Plan and the 20     Long-Term Performance Share Award Agreement dated [Insert Date], and that I fully understand all of my rights under the Plan and the 20     Long-Term Performance Share Award Agreement, as well as all of the terms and conditions which may limit my eligibility to retain or receive the Performance Shares or Shares issued to me pursuant to the Plan and the 20     Long-Term Performance Share Award Agreement.

I hereby irrevocably elect to receive payment of the Performance Shares on the following date:

     On the Payment Date (between January 1, 20     and March 15, 20

     On the fifth business day of January 20    .

[SIGNATURE PAGE FOLLOWS]

WITNESS the signatures of the Company's duly authorized officers and the Holder.

Dated: , 20	THE COOPER COMPANIES, INC.

By:
Carol R. Kaufman
Senior Vice President of Legal Affairs, Secretary and Chief Administrative Officer

ATTEST:

By:
Daniel G. McBride, Esq.
Vice President and General Counsel

ACCEPTED:

By:
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